Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 1 The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicabl e t o a purchaser of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overvie w o f the Underlying Index and its historical performance, before you decide to invest. Optimal Entry Return Enhanced Notes Linked to the S&P 500 ® Index due April 19, 2017 Principal at Risk Securities The securities are designed for investors who seek a return of 1.5 times the appreciation of the S&P 500 ® Index, as compared to the lowest Index closing level during the Lookback Observation Period, up to a maximum total return on the securities of 13.65%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Index declines from the Lookback Index Level, be willing to lose some or all of their principal. U nsecured obligations of Morgan Stanley maturing April 19, 2017 † . Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof. The securities are expected to price on or about October 9, 2015 and are expected to settle on or about October 15, 2015. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets . Fees and Commissions: J.P . Morgan Securities LLC and JPMorgan Chase Bank, N.A . will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $12.50 per $1,000 principal amount of securities. Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 200365 October 6, 2015 KEY TERMS Issuer Morgan Stanley Index The S&P 500 ® Index (the “Index”) Upside Leverage Factor 1.5 Payment at Maturity If the Ending Index Level is greater than the Lookback Index Level, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Index Return multiplied by 1.5, subject to a Maximum Total Return on the securities of 13.65%*. For example, if the Index Return is more than 9.10%, you will receive the Maximum Total Return on the securities of 13.65%*, which entitles you to a maximum payment at maturity of $1,136.50 for every $1,000 principal amount security that you hold. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return: $1,000 + [$1,000 x (Index Return x 1.5)] *The actual Maximum Total Return on the securities will be set on the pricing date and will not be less than 13.65%. If the Ending Index Level is equal to the Lookback Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount security. Your investment will be fully exposed to any decline in the Index. If the Ending Index Level declines from the Lookback Index Level, you will lose 1% of the principal amount of your securities for every 1% that the Index declines below the Lookback Index Level. Accordingly, if the Index Return is negative, your payment per $1,000 principal amount security will be calculated as follows: $1,000 + ($1,000 x Index Return) You will lose some or all of your investment at maturity if the Ending Index Level declines from the Lookback Index Level. Index Return The performance of the Index from the Lookback Index Level to the Ending Index Level, calculated as follows : (Ending Index Level – Lookback Index Level) / Lookback Index Level The Index Return may be positive, zero or negative. Lookback Index Level The lowest Index closing level during the Lookback Observation Period. In no event will the Lookback Index Level be greater than the Index Closing L evel on the pricing date. Ending Index Level The arithmetic average of the Index Closing L evels on each of the five Averaging Dates . Lookback Observation Period Each trading day on which there is no market disruption event during the period from and including the pricing date to and including December 9, 2015. Averaging Dates † April 7, 2017, April 10, 2017, April 11, 2017, April 12, 2017 and April 13, 2017 Maturity Date † April 19, 2017 Listing The securities will not be listed on any securities exchange. Estimated value on the Pricing Date Approximately $973.80 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” in the accompanying preliminary terms. CUSIP / ISIN 61761JN62 / US61761JN627 † Subject to postponement in the event of a market disruption event as described in the accompanying product supplement for lev era ged index - linked securities. HYPOTHETICAL RETURN KEY RISKS / CONSIDERATIONS • The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment. • Any payments on the securities are subject to issuer credit risk. • Your maximum gain of the securities is limited to the maximum total return. • The investor does not own the Underlying Index and does not receive dividends or have any other rights that holders of the securities comprising the Underlying Index would have. • If the Ending Index Level is less than the Lookback Index Level, you will lose 1% for every 1% decline. • There may be no secondary market. The securities should be considered a hold until maturity product. • Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document. HYPOTHETICAL PAYMENTS AT MATURITY Assuming an Initial Index Level of 2,000 -100% -80% -60% -40% -20% 0% 20% 40% 60% 80% -100% -80% -60% -40% -20% 0% 20% 40% 60% 80% Index Return P a y m e n t a t M a t u r i t y o n t h e S e c u r i t i e s The Securities The Index 13.65% 9.10% Ending Index Level Index Return Payment on Securities (per $1,000) Total Return on Securities 4,000.00 100.00% $1,136.50 13.65% 3,800.00 90.00% $1,136.50 13.65% 3,600.00 80.00% $1,136.50 13.65% 3,400.00 70.00% $1,136.50 13.65% 3,200.00 60.00% $1,136.50 13.65% 3,000.00 50.00% $1,136.50 13.65% 2,800.00 40.00% $1,136.50 13.65% 2,600.00 30.00% $1,136.50 13.65% 2,400.00 20.00% $1,136.50 13.65% 2,200.00 10.00% $1,136.50 13.65% 2,182.00 9.10% $1,136.50 13.65% 2,100.00 5.00% $1,075.00 7.50% 2,020.00 1.00% $1,015.00 1.50% 2,000.00 0.00% $1,000.00 0.00% 1,800.00 -5.00% $950.00 -5.00% 1,600.00 -10.00% $900.00 -10.00% 1,400.00 -15.00% $850.00 -15.00% 1,300.00 -20.00% $800.00 -20.00% 1,280.00 -30.00% $700.00 -30.00% 1,200.00 -40.00% $600.00 -40.00% 1,000.00 -50.00% $500.00 -50.00% 800.00 -60.00% $400.00 -60.00% 600.00 -70.00% $300.00 -70.00% 400.00 -80.00% $200.00 -80.00% 200.00 -90.00% $100.00 -90.00% 0 -100.00% $0.00 -100.00%

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 2 Risk Factors Optimal Entry Return Enhanced Notes Linked to the S&P 500 ® Index due April 19, 2017 Principal at Risk Securities Risk Factors YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performan ce of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any dec line in the Ending Index Level as compared to the Lookback Index Level. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities . THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest - b earing debt securities with similar maturities, including other of our debt securities, since the payment at maturity, if any, is based on the performance of the Index. If the Ending In dex Level decreases relative to the Lookback Index Level, you could lose up to 100% of your principal amount of securities. The return on these securities may not be enough to compensate you for any loss in value due to inflat ion and other factors relating to the value of money over time . NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlying Index would have . YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM TOTAL RETURN – If the Ending Index Level is greater than the Lookback Index Level, for each $1,000 principal amount security, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the stated principal amount, reg ardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 13.65%. THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the c redit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities . THE LOOKBACK INDEX LEVEL WILL NOT BE DETERMINED UNTIL THE END OF THE LOOKBACK OBSERVATION PERIOD – Because the Lookback Index Level will be the lowest Index closing level during the Lookback Observation Period, the Lookback Index Level will not be determined until the end of the Lookback Observation Period. The Lookback Observation Period is the period from and including the pricing date, expected to be October 9, 2015, to and including December 9, 2015. Accordingly, you will not know the Lookback Index Level for a significant period of time after the pricing date. There can be no assurance that the Index closing level w il l decline below the level on the pricing date during the Lookback Observation Period. Furthermore, even if the Index closing level declines below its level on the pricing date during the Lookback Observation Period, there can be no assurance that the Ending Index Level will be greater than the Lookback Index Level so that you earn a positive return on the securities. THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IM PLI ED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HED GIN G THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL I SSU E PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & C o ., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude t he issuing, selling, structuring and hedging - related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid - offer spread t hat any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rat e we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be . However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted up on issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, an d t o our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements . THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM T HOS E OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain a ssumptions about future events, which may prove to be incorrect. As a result, because there is no market - standard way to value these types of securities, our models may yield a high er estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a mi nimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of t his pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the s ecu rities” above .

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 Optimal Entry Return Enhanced Notes Linked to the S&P 500 ® Index due April 19, 2017 Principal at Risk Securities 3 Risk Factors LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. Whe n it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, ou r credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the se curities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker - dealers may not participate significantly in the secondary marke t for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a mark et in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity. POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculat ion agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective ju dgments, such as with respect to the occurrence or non - occurrence of market disruption events and the selection of a successor index or calculation of the Ending Index Level in the event of a market di sru ption event or discontinuance of the Index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of det erminations, see “Description of Leveraged Index - Linked Securities — Market Disruption Event,” “ — Postponement of Observation Date; Averaging Dates,” “ — Alternate Exchange Calculation in Case of an Event of Default,” “ — Discontinuance of Any Underlying Index; Alteration of Method of Calculation,” “ — Calculation Agent and Calculations” and related definitions in the accompanying product supplement. Additionally, some of our subsidiaries also trade financial instruments related to the Index on a regular basis as part of th eir general broker - dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the level of the Index. We will not have any obligation to consider yo ur interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities. In addition, MS & Co. has determined the estimated value of the securiti es on the Pricing Date. HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our subsidiaries and/or third - party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Index or its compone nt stocks), including trading in the stocks that constitute the Index as well as in other instruments related to the Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Some of our subsidiaries also trade the stocks that consti tut e the Index and other financial instruments related to the Index on a regular basis as part of their general broker - dealer and other businesses. Any of these hedging or trading activities on or prior to the Pric ing Date and during the Lookback Observation Period could potentially increase the Lookback Index Level, and, therefore, could increase the value at or above which the Index must close on the Averaging Dates so that i nv estors do not suffer a loss on their initial investment in the in the securities. MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: • the value and performance of the Index at any time; • the volatility (frequency and magnitude of changes in values) of the Index; • the time remaining until the securities mature; • the dividend rate on the common stocks underlying the Index; • interest and yield rates in the market; • geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks constituting th e underlying index or stock markets generally and which may affect the closing level of the underlying index on the Averaging Dates ; and • any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. F or example, you may have to sell your securities at a substantial discount from the principal amount of $1,000 per security if, at the time of sale, the level of the Index is below the Lookback Index Level. You cannot predict the future performance of the Index based on its historical performance. We cannot guarantee that the Ending Ind ex Level will be greater than the Lookback Index Level so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment. THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated . UNITED STATES FEDERAL TAX CONSEQUENCES – Please read the discussion of U.S. federal tax consequences, and any related risk factors, in the preliminary terms describin g the terms of the securities.

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 4 Important Information The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer a nd this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. License Agreement between Standard & Poor’s Financial Services LLC and Morgan Stanley. “Standard & Poor’s ® ,” “S&P ® ,” “S&P 500 ® ,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. F or more information, see “S&P 500 ® Index — License Agreement between S&P and Morgan Stanley” in the accompanying index supplement . The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental a gen cy, nor are they obligations of, or guaranteed by, a bank. The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, he re inafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any c omp anies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixe d I ncome Research Departments or others in the Firm. Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do no t constitute, advice, including within the meaning of Section 975 of the Dodd - Frank Wall Street Reform and Consumer Protection Act. This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular pl an investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect t o t heir accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, in cluding, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated wi th it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or tradin g s trategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unles s s tated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recomme nda tion. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicati ve of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any re tur ns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Po ten tial investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herei n m ay significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment adv ice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the informati on, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accoun tin g and legal advisors regarding the information, opinions or views contained in this communication. Optimal Entry Return Enhanced Notes Linked to the S&P 500 ® Index due April 19, 2017 Principal at Risk Securities